Exhibit (a)(5)




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                                                         PRESS RELEASE
                                                         FOR IMMEDIATE RELEASE



MP Acquisition Co., LLC
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

June 6, 2002
..

               MP Acquisition Co., LLC (the "Bidder") has extended the expiration date of its tender offer to purchase up to 200,000 shares of the Common Stock, Par Value $.01 (the "Shares") of ASSISTED LIVING CONCEPTS, INC. The expiration date has been extended to July 7, 2002, as of which date the Offer will terminate unless it is further extended. No Shares have been tendered to the purchaser to date.

             For further information, contact Christine Simpson at the above telephone number.